Exhibit 10.7

PURCHASE AND TRANSFER AGREEMENT

This Purchase and Transfer Agreement (this “Agreement”) is made as of this 19th day of February, 2015, between Orbital Tracking Corp. (hereinafter referred to as “Orbital”) and Concentric Engineering LLC hereinafter referred to as (“Concentric”).

RECITALS:

A. Concentric desires to create and deliver to Orbital (i) certain tangible personal properties including and related to two dual mode gsm/Globalstar Simplex tracking devices with embedded GPS engines (the “Dual Mode Trackers” and, together with the related tangible assets set forth on Schedule A, the “Physical Assets”) and (ii) Intellectual Property related to the Physical Assets (such Intellectual Property, together with the Physical Assets, the “Assets”).

B. Orbital desires to purchase the Assets for the Purchase Price set forth in Section 2 below.

It is therefore agreed as follows:

Definitions. As used herein, the following terms shall have the following meanings:

A. Intellectual Property. The term “Intellectual Property” means all (i) software, both source code and executable code, required to be installed on the Dual Mode Trackers for correct operation, (ii) software required to reprogram the configuration file on the Dual Mode Trackers, (iii) electronic files including schematics, gerber board file sets and other information as required for replicating the physical Dual Mode Trackers and (iv) copies and tangible embodiments thereof (in whatever form or medium), as applicable.

B. Closing Date. The term “Closing Date” shall have the meaning ascribed to it in Section 3.

C. Material Adverse Effect. The term “Material Adverse Effect” shall mean events which have an adverse effect, individual or in the aggregate which, measured in dollars, exceeds the sum of $5,000.

D. Qualified Financing.  The term “Qualified Financing” shall mean one or more investments in Orbital in which Orbital receives aggregate gross proceeds of at least $100,000.

1. Development, Sale, Purchase and Transfer of the Assets. Subject to the terms and conditions of this Agreement, Concentric agrees to develop, sell, transfer and assign and Orbital agrees to purchase and accept on the terms stated herein, the Assets. The parties agree that the Dual Mode Trackers shall contain the features set forth on Schedule 1.3 hereto.

2. Purchase Price. The purchase price for the Assets (“Purchase Price”) shall be $50,000, which shall be payable  in shares of Orbital’s common stock in the next Qualified Financing upon the same terms as provided to investors in the Qualified Financing (the “Shares”).

3. Closing; Deliveries; Transfer Fees.

3.1 Date of Closing. The parties’ obligations under this Agreement shall commence on February ___, 2015 (the “Closing Date” or “Effective Date”) or such other date as the parties may agree in writing.

3.2 Deliveries by Concentric.  Within 45 days of the Closing Date, Concentric shall deliver the Assets to Orbital.  The Assets shall comply in all respects with the descriptions and requirements set force on Schedule A and Schedule 1.3 herein, as determined by Orbital at its sole discretion.

3.3 Deliveries by Orbital.  On the Closing Date, Orbital shall deliver to its transfer agent an instruction letter authorizing the issuance of the Shares to Concentric.  Concentric and Orbital agree that Orbital shall deliver to Concentric the stock certificates evidencing the Shares upon Orbital’s receipt of the Assets in form and substance satisfactory to Orbital at its sole discretion.

3.4 Transfer Fees. Any recording fees or related Asset transfer fees shall be paid by Concentric.

4. Reserved.

5. Representations of Concentric. Concentric represents to Orbital that:

5.1 Organization, Standing and Authority. Concentric is a corporation organized, under the laws of the State of Maryland.

5.2 Authorization of Agreement; Authority. The execution, delivery and performance of this Agreement by Concentric has been duly authorized by all necessary corporate and partnership action of Concentric, and this Agreement constitutes the valid and binding obligation of Concentric, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by Concentric will not (a) violate or conflict with Concentric corporate power and authority; (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Concentric; or (c) subject to the receipt of appropriate consents as specified in this Agreement as of the Closing Date, conflict with, or result in the breach of the provisions of, or constitute a default under, any agreement, license, permit or other instrument to which Concentric is a party or is bound or by which the Assets are bound.

5.3 Litigation, Compliance with Laws. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Concentric's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Concentric in connection with this Agreement. There is no claim of infringement, litigation, proceeding or governmental investigation pending or, to the best of Concentric's knowledge, threatened, or any order, injunction or decree outstanding which, if decided unfavorably, would have a Material Adverse Effect on Orbital.

5.4 Consents of Third Parties. The execution, delivery and performance of this Agreement by Concentric will not (a) violate or conflict with the articles of organization or by-laws of Concentric; or (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Concentric.

5.5 The Assets. Concentric has, or will have upon delivery to Orbital, good and marketable title to the Assets to be transferred to Orbital.  5.6 Orbital SEC Filings.  Concentric has access to and has reviewed Orbital’s filings with the Securities and Exchange Commission, at www.sec.gov, including the “Risk Factors” contained therein.

6. Representations of Orbital. Orbital represents to Concentric as follows:

6.1 Orbital's Organization. Orbital is a Corporation organized, existing and in good standing under the laws of Nevada and has the full corporate power and authority to enter into and to perform this Agreement.

6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by Orbital have been duly authorized by all necessary corporate action of Orbital, and this Agreement constitutes the valid and binding obligation of Orbital enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by Orbital will not (a) violate or conflict with the articles of organization or by-laws of Orbital; or (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Orbital.

6.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Orbital's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Orbital in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Orbital's knowledge, threatened, or any order, injunction or decree outstanding, against the Orbital that, if adversely determined, would have a material effect upon Orbital's ability to perform its obligations under this Agreement.

7. Further Agreements of the Parties.

7.1 Assistance by Concentric.  Concentric shall assist Orbital with up to 100 hours of test time if required for documenting device parameters including but not limited to antenna receive and transmit patterns, unintentional radiated emissions, environmental analysis for min/max operating temperatures and additional requests including upgrading the internal modem to STX-3 when required.

7.2 Expenses. Except as otherwise specifically provided in this Agreement, Orbital and Concentric shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

7.3 Publicity. Orbital shall have the right to issue a public announcement or press release concerning the transactions contemplated by this Agreement.

8. Miscellaneous.

8.1 Entire Agreement. This Agreement (contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

8.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws.  Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in New York County.  By their execution hereof, the parties hereto consent and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York (or any such other court of competent jurisdiction) and agree that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon it or them personally or by United States certified mail, return receipt requested, or by Federal Express or other recognized courier service, with the same force and effect as if personally served upon it or them in New York County (or in the city or county in which such other court is located). The Parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.  The parties hereby waive any and all rights to trial by jury.

8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

If to Orbital to:

Orbital Tracking Corp.
1990 N California Blvd.8th Floor
Walnut Creek, California 94596
Attention:

If to Concentric, to:

8.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

8.5 Further Assurances and Assistance. Orbital and Concentric agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement, whether before, at or after the Effective Date. Concentric agrees that, at any time and from time to time after the Effective Date, it will execute and deliver to Orbital such further assignments or other written assurances as Orbital may reasonably request to perfect and protect Orbital's title to the Assets.

8.6 Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the party waiving such provision.

8.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly set forth herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, including any such person or entity asserting rights as a third party beneficiary with respect to environmental matters. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Orbital to assign its rights under this Agreement to one or more Designees, but no such assignment by Orbital of its rights or obligations hereunder shall relieve Orbital of any of its obligations to Concentric under this Agreement. Further, no such consent shall be required of Concentric to assign its rights or obligations under this Agreement to one or more Affiliates of Concentric, but no such assignment by Concentric of its rights or obligations hereunder shall relieve Concentric of any of its obligations to Orbital hereunder.

8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

8.9 No Presumptions. This Agreement is a result of negotiations between Concentric and Orbital, both of whom are represented by counsel of their choosing. No presumption shall exist in favor of either party concerning the interpretation of the documents constituting this Agreement by reason of which party drafted the documents.

Signature Page Follows Immediately

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ORBITAL TRACKING CORP.

By: /s/ David Rector
Name:   David Rector
Title:    Chief Executive Officer

CONCENTRIC ENGINEERING LLC

By: /s/ George Vojtech Jr.
Name:   George Vojtech Jr.
Title:     President